UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2025

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Burlington Road, South Building
Bedford, Massachusetts 01730
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LNTH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2025, Lantheus Medical Imaging, Inc., a Delaware corporation (“Lantheus Medical”) and wholly owned subsidiary of Lantheus Holdings, Inc., a Delaware corporation (“Lantheus” or the “Company”), completed its previously announced acquisition of Evergreen Theragnostics, Inc., a Delaware corporation (“Evergreen”), by means of a statutory merger of Project Hazel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Lantheus Medical (“Merger Sub”), with and into Evergreen, with Evergreen surviving as a wholly owned subsidiary of Lantheus Medical (the “Merger”). The Merger was effectuated pursuant to an Agreement and Plan of Merger, dated as of January 27, 2025 (the “Merger Agreement”) by and among Lantheus Medical, Evergreen, Merger Sub, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of Evergreen’s securityholders, and Lantheus, solely for the purposes of Section 11.2 of the Merger Agreement. Evergreen is a clinical-stage radiopharmaceutical company engaged in Contract Development and Manufacturing (CDMO) services as well as drug discovery and commercialization of proprietary products.

In connection with the closing of the Merger, Lantheus Medical paid approximately $275 million in cash, subject to customary adjustments as set forth in the Merger Agreement, representing the $250 million upfront cash payment and a $25 million milestone payment in respect of a milestone achieved after the date of the Merger Agreement and prior to the closing. Additional milestone payments up to an aggregate of $727.5 million in cash, subject to certain adjustments set forth in the Merger Agreement, remain potentially payable under the Merger Agreement, subject to the achievement of certain milestone trigger events and the other terms and conditions of the Merger Agreement.

Under the terms of the Merger Agreement, all issued and outstanding Evergreen common stock (other than cancelled shares and dissenting shares), all outstanding and unexercised, whether vested or unvested, Evergreen options and all Evergreen restricted stock units, whether vested or unvested, that were outstanding and unsettled immediately prior to the closing of the Merger were canceled in exchange for the merger consideration as set forth in the Merger Agreement.

The Merger Agreement was approved by the Boards of Directors of both companies (other than by Dr. Gerard Bér, who is a director of both Lantheus and Evergreen, and by Heinz Mäusli, who is a director of Lantheus and an advisor of Evergreen, both of whom were recused from Board discussions at both companies). The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Lantheus’ Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2025 and is incorporated into this report by reference.

Item 7.01	Regulation FD Disclosure

On April 1, 2025, Lantheus issued a press release announcing the closing of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 1, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:	/s/ Daniel Niedzwiecki
Name:	Daniel Niedzwiecki
Title:	Chief Administrative Officer and General Counsel

Date: April 1, 2025